CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of New LFC, Inc. of our report dated January 25, 1994, which appears on page 31 of The Colonial Group, Inc.'s 1993 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 10 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "EXPERTS" in such Prospectus.

[signature Price Waterhouse LLP]
PRICE WATERHOUSE LLP

Boston, Massachusetts
February 7, 1995